Exhibit 99.1
Liberty Global Reports Fiscal 2013 Results

Organic RGU Growth of 1.3 Million, including 413,000 in Q4
Combined Annual Rebased Revenue and OCF Growth of 4%
Combined Annual Adjusted FCF Increased 16% to $1.8 Billion
Repurchased Over $1.1 Billion of Equity in 2013

Denver, Colorado February 13, 2014: Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the three months (“Q4”) and year ended December 31, 2013. Some of the information below concerning Virgin Media relates to periods prior to our ownership of the business. Please also note that we sold substantially all of our content business on January 31, 2014 (the “Chellomedia Sale”), and accordingly, we have presented the disposed business as a discontinued operation for all periods presented. Highlights for the full year compared to the same period in 2012 (unless noted) include:

•Organic RGU1 additions of 1.3 million, including 413,000 in Q4, our best quarter of 2013
•Combined2 rebased3 growth of 4% for both revenue and Operating Cash Flow4
◦Liberty Global (excluding Virgin Media) delivered 5% rebased revenue and OCF growth
•Combined Adjusted FCF5 increased 16% to $1.8 billion, including over $800 million in Q4
•Repurchased over $1.1 billion of equity in 2013, including approximately $280 million in Q4

Mike Fries, Chief Executive Officer stated, “2013 was a watershed year for Liberty Global. With the acquisition of Virgin Media, we significantly enhanced our scale which now encompasses 47 million homes passed and over 24 million unique customers. In January, we completed the Chellomedia Sale for approximately $1 billion in net proceeds, and we also reached an agreement to purchase Ziggo N.V. ("Ziggo"), the largest cable operator in the Netherlands. The Ziggo acquisition will create a nationwide footprint in one of our core markets and enable us to provide Dutch consumers with even better broadband, video and voices services. At the same time, we will be the leading challenger in mobile and B2B.”
“Adjusting to include Virgin Media results for all of 2013, our full-year combined revenue and OCF would have been $17.3 billion and $7.9 billion, respectively. Both figures represent rebased growth of 4%, consistent with our medium-term targets for mid-single digit growth. Our financial results without Virgin Media were even stronger in 2013, as we delivered 5% rebased revenue and OCF growth. Our combined Adjusted FCF was $1.8 billion, which represents a 16% increase compared to 2012, consistent with our mid-teens free cash flow growth objective over the medium term. Looking ahead to 2014, we expect accelerating rebased OCF growth compared to 2013, and we expect to deliver Adjusted FCF of approximately $2.0 billion for the full year.6”

“From an operating perspective, we delivered our third consecutive year of more than one million organic subscriber additions, with 1.3 million net new RGUs in 2013, including 413,000 in Q4, which was our strongest quarter of the year. We continue adding value for our customers by expanding our product offerings with our advanced digital TV platforms and substantial increases in our broadband speeds. With Horizon TV rolled out in four countries and TiVo in the U.K., we now serve 2.5 million next-generation video subscribers, representing 19% of our digital TV base. In addition, our core bundles in most markets currently feature broadband internet speeds ranging between 100-150 mbps, along with maximum speeds between 200-500 mbps that even the most advanced DSL services simply cannot match.”
“We ended the year with our balance sheet in great shape while continuing to focus on our levered equity growth strategy. During 2013, we returned over $1.1 billion of capital to shareholders through stock repurchases. In addition, we recently increased our buyback program by $1 billion. Including this increase, we are authorized to purchase an additional $3.5 billion under this program through the end of 2015. With adjusted total liquidity7 of $7 billion and continued free cash flow generation going forward, we are well positioned to continue driving shareholder value through strong organic growth, stock repurchases and the completion and integration of acquisitions.”
Subscriber Statistics

At December 31, 2013, we provided our 24.5 million unique customers with a total of 48.3 million subscription services (RGUs), consisting of 21.8 million video, 14.4 million broadband internet and 12.1 million telephony subscriptions. During 2013, we grew our subscriber base by 39% or 13.4 million RGUs through a combination of acquisitions, including the Virgin Media acquisition in the United Kingdom (“U.K.”), and 1.3 million RGUs from organic growth, including 413,000 additions in the fourth quarter. We also increased our customer base by 4.7 million during 2013 (inclusive of acquisitions) with double- and triple-play bundled customers accounting for approximately 57% of our total customers. We finished 2013 with a single-play customer base of 10.6 million customers, a number that represents a significant growth opportunity.

Broadband internet and telephony gains drove our 2013 RGU organic growth, as we added 867,000 broadband RGUs (including a record 270,000 in Q4) and 718,000 telephony RGUs (including 192,000 in Q4). We ended 2013 with broadband and telephony penetrations8 of 32% and 27%, respectively, which reflect increases from year-end 2012 penetrations of 29% and 23%, respectively.

We lost 294,000 video subscribers (including 50,000 in Q4) during 2013, an improvement over our attrition rates in recent years. At December 31, 2013, we had 13.2 million digital video subscribers, which equates to 63% digital penetration. On that front, we continued the roll-out of our next-generation video products, having reached a next-generation video base of 2.5 million or approximately 19% of our digital TV base as of the first week of February 2014. This includes 2.0 million TiVo subscribers in the U.K. and 500,000 total Horizon TV subscribers across our Dutch, Swiss, Irish and German markets.

Geographically, our 1.3 million organic subscriber additions in 2013 consisted of 849,000 RGUs in Western Europe, 256,000 RGUs in Central and Eastern Europe (“CEE”) and 186,000 RGUs in Latin
America.9 Similar to prior periods, our subscriber performance in Western Europe was largely driven by our German and Belgian operations. In particular, our German operation remained our flagship business, delivering 558,000 RGU additions during 2013 (including 136,000 in Q4). Our Belgian operation, capitalizing in part on new bundling promotions, added 146,000 RGUs during 2013 (including 52,000 in Q4). Our annual subscriber growth in this market represents the strongest result at Telenet since 2009 and reflects a 54% increase over 2012 results. Beyond Europe, our operations in

Latin America delivered a strong performance, as we organically added 129,000 RGUs in Chile and 57,000 RGUs in Puerto Rico, which represents a 48% year-over-year increase for both operations combined.

In terms of mobile, Virgin Media accounted for approximately 3.0 million of our 4.1 million total mobile subscriber10 base at December 31, 2013. On an organic basis, our Belgian and German mobile businesses were our best performers, as we added over 225,000 and 100,000 subscribers, respectively, during the year.

Revenue

Our reported consolidated revenue increased by 71% to $4.5 billion and 46% to $14.5 billion for the three months and year ended December 31, 2013, respectively, as compared to the corresponding prior year periods. The growth in both periods was primarily driven by the inclusion of Virgin Media for approximately seven months and, to a lesser extent, strong RGU growth fueled by broadband internet additions and positive foreign currency (“FX”) movements related to the depreciation of the U.S. dollar against many of our underlying currencies. When adjusting to neutralize the impact of acquisitions and FX, we achieved year-over-year rebased revenue growth of 2% and 4% for the fourth quarter and full-year 2013 periods, respectively.

Geographically, we generated rebased top-line growth of 7% in Chile and 4% in Western Europe during 2013, while our rebased revenue was flat in CEE as compared to the prior year. Our Western European operations, which accounted for over 80% of our consolidated revenue, were led by our operations in Belgium and Germany. In particular, our Belgian business posted record rebased revenue growth of 10% on the back of strong mobile and triple-play growth. Our German operations reported rebased revenue growth of 7% during 2013, despite the loss of certain public broadcaster carriage fees in 2013 as compared to the recognition of $32 million of these fees during 2012. In addition, our Swiss operation delivered 4% rebased growth during 2013, which was its strongest annual performance since 2008.

Rounding out our five largest Western European operations, our U.K. business posted rebased revenue growth of 1% on a reported basis (2% for the full year including the pre-acquisition period), while our Dutch business, faced with a tough competitive situation, experienced a rebased top-line decline of 2% in 2013. At Virgin Media, solid reported growth in our cable subscription revenue, helped by a price increase in February 2013, was offset by continued pressure on Virgin Media's mobile and business (“B2B”) products.

Our 2013 rebased revenue growth for Liberty Global excluding Virgin Media was 5%, while Virgin Media on a full-year stand-alone basis grew 2% (as noted above). Combining Liberty Global for the full 2013 period and Virgin Media for the pre-acquisition period, our rebased revenue growth for 2013 would have been approximately 4%.

Operating Cash Flow

For the three months and year ended December 31, 2013, our reported OCF increased 65% to $2.1 billion and 40% to $6.7 billion, respectively, as compared to the corresponding 2012 periods. The underlying reasons for our OCF growth were consistent with the aforementioned revenue drivers including the contribution from Virgin Media. Our rebased OCF growth was 2% and 3% for the three months and year ended December 31, 2013, respectively. Our rebased growth in both periods was hampered by more than $25 million of positive non-recurring items realized by Virgin Media in Q4 2012 and, with respect to the full-year rebased growth rate, an increase in net integration costs driven by the Virgin Media acquisition.

Geographically, our Chilean and Western European operations generated rebased OCF growth during 2013 of 15% and 4%, respectively, while our CEE operations posted a decline of 3%, hindered by flat revenue as a result of strong competition. Our strong performance in Chile was a function of strong revenue and OCF growth in the core cable operations and a significant decline in the OCF deficit generated by the mobile business. Turning to Western Europe, we delivered 2013 rebased OCF growth of 11%, 9%, 8% and 7% in our Irish, German, Belgian and Swiss operations, respectively.

Offsetting these strong performances, our British and Dutch operations reported rebased OCF declines of 1% and 5%, respectively, with Virgin Media only included for approximately seven months. On a full-year basis, our British business delivered rebased OCF growth of 3%, which includes among other items, the impact of higher programming costs and the negative impact of the previously mentioned non-recurring items in Q4 2012. Although in Q4 we had our second consecutive sequential quarter of improved local currency OCF in the Netherlands, we believe the Dutch market will remain challenging in 2014.

When combining Liberty Global and Virgin Media for the entire 2013 period, our combined rebased OCF growth would have increased to 4%, with Virgin Media generating 3% (as noted above) and Liberty Global (excluding Virgin Media) producing 5% rebased growth.

Our consolidated OCF margins11 for the fourth quarter and year ended December 31, 2013 were 46% and 47%, respectively, as compared to 48% and 49% for the corresponding prior year periods. The annual margin decline for both periods was due primarily to the inclusion of Virgin Media. Excluding Virgin Media for both periods, our OCF margin would have been 49% for Q4 2013 and 48% for full-year 2013.

Operating Income

As compared to the corresponding prior year periods, operating income increased by 1% for each of the three-month and full-year periods ended December 31, 2013, to $518 million and $2.0 billion, respectively. For both periods, our OCF growth was largely offset by certain impacts of the Virgin Media transaction, including increases in depreciation and amortization expense, share-based compensation and impairment, restructuring and other operating items. With respect to our full-year 2013 operating income, our results were also positively impacted by the release of a $146 million litigation provision.

Net Earnings (Loss) Attributable to Liberty Global Shareholders

For the three months and year ended December 31, 2013, we reported net losses attributable to Liberty Global shareholders (“Net Loss”) of $121 million or $0.31 per basic and diluted share and $964 million or $2.87 per basic and diluted share, respectively. This compares to a Net Loss of $331 million or $1.27 per basic and diluted share for the three months ended December 31, 2012 and, including the positive impact of a $924 million gain on the disposition of our Austar interest in Q2 2012, net earnings attributable to Liberty Global shareholders of $323 million or $1.21 per basic and diluted share for the year ended December 31, 2012.

At February 7, 2014, we had 393 million shares outstanding, as compared to 395 million at October 31, 2013. These amounts do not give effect to the impact of the share dividend of one Liberty Global Class C ordinary share for each outstanding Class A, Class B and Class C ordinary share that we announced in January 2014. We expect this share dividend to be issued on March 3, 2014.

Property and Equipment Additions & Capital Expenditures

We reported $3.2 billion of property and equipment additions12 or 22% of revenue for 2013 as compared to $2.3 billion or 23% of revenue for 2012. The increase in our reported property and equipment additions was due principally to the inclusion of Virgin Media from the date of acquisition. However, measured as a percentage of revenue, Virgin Media’s property and equipment additions were broadly consistent with Liberty Global's average in 2013. If we include the 2013 pre-acquisition period for Virgin Media, our combined property and equipment additions would total approximately $3.8 billion or 22% of revenue.

We remain focused on optimizing our working capital position, including the increased use of vendor financing and capital lease arrangements. These arrangements, which accounted for $717 million and $310 million of our property and equipment additions during 2013 and 2012, respectively, are the primary reason that our capital expenditures13 are lower than our property and equipment additions. In this regard, our reported capital expenditures for 2013 and 2012 were $2.5 billion or 17% of revenue and $1.9 billion or 19% of revenue, respectively. On a combined basis for 2013 with Virgin Media included for the entire year, our capital expenditures would have equated to approximately $3.0 billion or 17% of revenue.

Free Cash Flow & Adjusted Free Cash Flow

Our reported Free Cash Flow14 improved 27% to $1.1 billion in 2013, as compared to $885 million in 2012. Our Adjusted FCF, which excludes costs associated with our Chilean wireless operation and certain costs incurred in connection with the Virgin Media acquisition as applicable, increased by 30% to $1.3 billion in 2013, including over $800 million in Q4 2013. The year-over-year increase in both our 2013 FCF and Adjusted FCF was largely due to the contribution from Virgin Media from the date of acquisition, in addition to our working capital management efforts, including the positive net impact of our vendor financing arrangements.

If we were to combine the Adjusted FCF of both Liberty Global and Virgin Media for the full 2013 period, we would have reported combined Adjusted FCF of $1.8 billion, a 16% increase over the combined figure for the corresponding prior year period.

Leverage & Liquidity

At December 31, 2013, we had total debt15 and cash and cash equivalents of $44.7 billion and $2.7 billion, respectively. As compared to the third quarter of 2013, our reported debt increased by $700 million and our cash position increased by $495 million. The Q4 increases in both debt and cash balances were due in part to the translation effect associated with a weakening U.S. dollar relative to the euro and British pound. In addition, our improved cash position at December 31, 2013 was due largely to the net effect of our Q4 free cash flow generation partially offset by our Q4 share repurchase activity.

With respect to our leverage position at year end and after excluding $2.4 billion of debt backed by the shares we hold in Sumitomo Corporation and Ziggo, we had consolidated gross and net leverage ratios16 of 5.3x and 4.9x, respectively, consistent with our third quarter levels. We finished 2013 with a fully-swapped borrowing cost17 of approximately 6.6%, as compared to 7.2% at year-end 2012. We continue to take advantage of favorable market conditions by extending the maturities of our outstanding indebtedness. For example, in Q4 we refinanced existing 8.125% debt maturing in 2017 at Unitymedia KabelBW and issued €475 million ($655 million) of 6.25% senior secured notes due 2029. As a result, at December 31, 2013, over 85% of our total debt was due beyond 2017.

In January, we created a new credit group consisting of both our Chilean cable distribution and wireless assets. In January of 2014 we issued $1.4 billion of senior secured notes due 2024, and used the net proceeds of the offering plus existing cash to repay approximately $1.7 billion of outstanding indebtedness under the UPC Broadband Holding Bank Facility, and extracted our Chilean distribution assets from the UPC credit group. In addition, we announced in January that we are exploring opportunities with respect to our Latin American operations including a possible spin-off of those operations to our shareholders. The evaluation of such opportunities is at a preliminary stage, and any alternative pursued will be subject to approval by our Board of Directors.

Our adjusted consolidated liquidity position at December 31, 2013 was approximately $7.0 billion, including $2.7 billion of cash (as noted above) and the aggregate maximum undrawn commitments under our credit facilities18 of $3.3 billion, as adjusted to include the net proceeds from the January 2014 Chellomedia Sale of approximately $1.0 billion. When the relevant December 31, 2013 compliance reporting requirements have been completed for our credit facilities and assuming no changes from quarter-end borrowing levels, we anticipate that our subsidiaries' borrowing availability will be limited to $2.8 billion.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our operating momentum and 2014 and future prospects, including our expectations for continued organic growth in subscribers, higher rebased OCF growth, growth in Adjusted FCF, the penetration of our advanced services, increased broadband internet speeds and acceptance of our product bundles; our assessment of the strength of our balance sheet, our liquidity and access to capital markets, including our borrowing availability, potential uses of our excess capital, including for acquisitions, investments and continued share buybacks, our ability to continue to do opportunistic refinancings and debt maturity extensions and the adequacy of our currency and interest rate hedges; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including Horizon TV and, in the U.K., TiVo; our insight and expectations regarding competitive and economic factors in our markets, including the Netherlands, statements regarding the acquisition of Ziggo, including the anticipated consequences and benefits of the acquisition, the anticipated consequences and benefits of the Virgin Media acquisition, the availability of accretive M&A opportunities and the impact of our M&A activity on our operations and financial performance, our expectations with respect to opportunities with respect to our Latin American operations, including the timing and structure of any resulting transaction and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology, law and regulation, our ability to satisfy regulatory conditions associated with acquisitions and dispositions, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control property and equipment additions as measured by percentage of revenue, achieve assumed margins and control the phasing of our FCF, our ability to access cash of our subsidiaries and the impact of our future financial performance and market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the continued creditworthiness of our counterparties, the ability of vendors and suppliers to timely deliver quality products, as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission including the most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24 million customers subscribing to 48 million television, broadband internet and telephony services at December 31, 2013.

Liberty Global's consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Liberty Global Business Services, our commercial division and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303 220 6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303 220 4218	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

_______________________________________

[1]
Please see page 22 for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[2]
Combined rebased growth rates reflect the combination of our and Virgin Media's revenue and Operating Cash Flow ("OCF") for the full year and three months ended December 31, 2013 and December 31, 2012. For additional information regarding rebased growth calculations, see page 11.

[3]	Please see page 11 for information on rebased growth.
4    Please see page 14 for our OCF definition and the required reconciliation. For the combined OCF reconciliation, please see page 17.

[5]	Please see page 17 for information on combined FCF and combined Adjusted FCF.

[6]	Our 2014 targets do not assume consolidation of Ziggo. In addition, our Adjusted FCF target assumes FX rates consistent with current levels.

[7]
Adjusted consolidated liquidity refers to our consolidated cash and cash equivalents plus the maximum undrawn commitments under our subsidiaries' borrowing facilities without regard to covenant compliance calculations, as adjusted to include the net proceeds received from the January 2014 Chellomedia Sale of approximately $1.0 billion.

[8]	Broadband and telephony penetration are calculated by dividing the number of broadband internet RGUs or telephony RGUs, respectively, by the number of two-way homes passed.

[9]	Latin America includes our broadband communications operations in both Chile and Puerto Rico.

[10]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. Our December 31, 2013 mobile subscriber counts for the U.K. and Chile include 1,111,100 and 26,000 prepaid mobile subscribers, respectively.

[11]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[12]	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.
13    Capital expenditures refer to capital expenditures on a cash basis, as reported in our condensed consolidated statements of cash flows.
14    Please see page 16 for information on Free Cash Flow (“FCF”) and Adjusted Free Cash Flow ("Adjusted FCF") and the
required reconciliations.
15    Total debt includes capital lease obligations.

[16]
Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt excludes the loans backed by the shares we hold in Sumitomo Corp. and Ziggo and is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.

[17]
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[18]
The $3.3 billion reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations. When the relevant December 31, 2013 compliance reporting requirements have been completed for our credit facilities and assuming no changes from quarter-end borrowing levels, we anticipate that our subsidiaries' borrowing availability will be limited to $2.8 billion.

Liberty Global plc
Condensed Consolidated Balance Sheets

	December 31,
	2013	2012
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$2,701.9	$2,038.9
Trade receivables, net	1,588.7	1,031.0
Prepaid expenses	238.2	139.0
Current assets of discontinued operation	238.7	—
Other current assets	715.1	516.9
Total current assets	5,482.6	3,725.8

Restricted cash	5.8	1,516.7
Investments	3,491.2	950.1
Property and equipment, net	23,974.9	13,437.6
Goodwill	23,748.8	13,877.6
Intangible assets subject to amortization, net	5,795.4	2,581.3
Long-term assets of discontinued operation	513.6	—
Other assets, net	4,702.0	2,218.6

Total assets	$67,714.3	$38,307.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,072.9	$774.0
Deferred revenue and advance payments from subscribers and others	1,406.2	849.7
Current portion of debt and capital lease obligations	1,023.4	363.5
Derivative instruments	751.2	569.9
Accrued interest	598.7	351.8
Accrued programming	359.1	251.0
Current liabilities of discontinued operation	127.5	—
Other accrued and current liabilities	2,344.0	1,460.4
Total current liabilities	7,683.0	4,620.3

Long-term debt and capital lease obligations	43,680.9	27,161.0
Long-term liabilities of discontinued operation	19.8	—
Other long-term liabilities	4,789.1	4,441.3
Total liabilities	56,172.8	36,222.6

Commitments and contingencies

Equity:
Total Liberty Global shareholders	12,025.8	2,210.0
Noncontrolling interests	(484.3)	(124.9)
Total equity	11,541.5	2,085.1

Total liabilities and equity	$67,714.3	$38,307.7

Liberty Global plc
Condensed Consolidated Statements of Operations

	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012
	in millions, except share and per share amounts

Revenue	$4,468.0	$2,619.9	$14,474.2	$9,930.8

Operating costs and expenses:
Operating (other than depreciation and amortization) (including share-based compensation)	1,723.0	894.4	5,417.7	3,349.7
Selling, general and administrative (including share-based compensation)	775.7	500.1	2,616.5	1,860.3
Depreciation and amortization	1,354.8	672.5	4,276.4	2,661.5
Release of litigation provision	—	—	(146.0)	—
Impairment, restructuring and other operating items, net	96.9	39.4	297.5	76.2
	3,950.4	2,106.4	12,462.1	7,947.7
Operating income	517.6	513.5	2,012.1	1,983.1

Non-operating income (expense):
Interest expense	(643.0)	(447.7)	(2,286.9)	(1,673.6)
Interest and dividend income	2.3	3.8	113.1	42.1
Realized and unrealized losses on derivative instruments, net	(337.0)	(456.0)	(1,020.4)	(1,070.3)
Foreign currency transaction gains, net	136.3	281.3	349.3	438.4
Realized and unrealized gains (losses) due to changes in fair values of certain investments and debt, net	178.7	(17.6)	524.1	(10.2)
Losses on debt modification, extinguishment and conversion, net	(41.5)	(188.2)	(212.2)	(213.8)
Other income (expense), net	1.1	(4.4)	(5.6)	(4.6)
	(703.1)	(828.8)	(2,538.6)	(2,492.0)
Loss from continuing operations before income taxes	(185.5)	(315.3)	(526.5)	(508.9)
Income tax benefit (expense)	81.3	23.2	(355.5)	(75.0)
Loss from continuing operations	(104.2)	(292.1)	(882.0)	(583.9)
Discontinued operations:
Earnings (loss) from discontinued operations, net of taxes	(10.4)	(30.5)	(23.7)	47.1
Gain on disposal of discontinued operations, net of taxes	—	—	—	924.1
	(10.4)	(30.5)	(23.7)	971.2
Net earnings (loss)	(114.6)	(322.6)	(905.7)	387.3
Net earnings attributable to noncontrolling interests	(6.6)	(8.7)	(58.2)	(64.5)
Net earnings (loss) attributable to Liberty Global shareholders	$(121.2)	$(331.3)	$(963.9)	$322.8

Basic and diluted earnings (loss) attributable to Liberty Global shareholders per share:
Continuing operations	$(0.28)	$(1.15)	$(2.79)	$(2.33)
Discontinued operations	(0.03)	(0.12)	(0.08)	3.54
	$(0.31)	$(1.27)	$(2.87)	$1.21

Liberty Global plc
Condensed Consolidated Statements of Cash Flows

	Year ended December 31,
	2013	2012
Cash flows from operating activities:	in millions
Net earnings (loss)	$(905.7)	$387.3
Loss (earnings) from discontinued operations	23.7	(971.2)
Loss from continuing operations	(882.0)	(583.9)

Adjustments to reconcile loss from continuing operations to net cash provided by operating activities	4,803.0	3,421.4
Net cash provided by operating activities of discontinued operations	10.3	82.2
Net cash provided by operating activities	3,931.3	2,919.7

Cash flows from investing activities:
Cash paid in connection with acquisitions, net of cash acquired	(4,073.4)	(154.2)
Investments in and loans to affiliates and others	(1,350.3)	(32.4)
Capital expenditures	(2,481.5)	(1,868.3)
Proceeds received upon disposition of discontinued operations, net of disposal costs	—	1,055.4
Other investing activities, net	(44.9)	41.8
Net cash used by investing activities of discontinued operations, including deconsolidated cash	(14.9)	(123.2)
Net cash used by investing activities	(7,965.0)	(1,080.9)

Cash flows from financing activities:
Borrowings of debt	$9,670.3	$5,981.4
Repayments and repurchases of debt and capital lease obligations	(8,318.6)	(4,373.6)
Change in cash collateral	3,593.8	59.6
Decrease (increase) in restricted cash related to the Telenet Tender	1,539.7	(1,464.1)
Repurchase of Liberty Global and LGI shares	(1,157.2)	(970.3)
Distributions by subsidiaries to noncontrolling interest owners	(538.1)	(335.1)
Net cash received (paid) related to derivative instruments	524.5	(108.4)
Purchase of additional Telenet shares	(458.0)	—
Payment of financing costs, debt premiums and exchange offer consideration	(389.6)	(229.8)
Payment of net settled employee withholding taxes on share-based incentive awards	(64.5)	(54.4)
Excess tax benefits from share-based compensation	41.0	6.7
Contributions by noncontrolling interest owners to subsidiaries	22.2	115.1
Other financing activities, net	157.8	(92.2)
Net cash used by financing activities of discontinued operations	(7.4)	(4.7)
Net cash provided (used) by financing activities	4,615.9	(1,469.8)

Effect of exchange rate changes on cash:
Continuing operations	85.4	28.3
Discontinued operations	—	(9.6)
Total	85.4	18.7
Net increase (decrease) in cash and cash equivalents:
Continuing operations	679.6	443.0
Discontinued operations	(12.0)	(55.3)
Net increase (decrease) in cash and cash equivalents	667.6	387.7
Cash and cash equivalents:
Beginning of year	2,038.9	1,651.2
End of year	2,706.5	2,038.9
Less cash and cash equivalents of discontinued operations at end of year	(4.6)	—
Cash and cash equivalents of continuing operations at end of year	$2,701.9	$2,038.9

Cash paid for interest:
Continuing operations	$2,148.8	$1,562.7
Discontinued operations	—	28.9
Total	$2,148.8	$1,591.6
Net cash paid for taxes:
Continuing operations	$97.5	$0.3
Discontinued operations	11.7	11.5
Total	$109.2	$11.8

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment of our continuing operations for the three months and year ended December 31, 2013, as compared to the corresponding prior year periods. All of our reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and fixed-line telephony services. Most of our reportable segments also provide B2B services and certain of our reportable segments provide mobile services. During the second quarter of 2013, we began presenting our Belgium (Telenet) segment within our European Operations Division as a result of our decision to change how Telenet reports into our management structure. Segment information for all periods has been retrospectively revised to reflect this change and to present the disposed Chellomedia operations as a discontinued operation. Unless otherwise noted, we present only the reportable segments of our continuing operations in the tables below. For additional information, see note 17 to the consolidated financial statements included in our most recently filed Form 10-K.

At December 31, 2013, our operating segments in the European Operations Division provided broadband communications services in 12 European countries and DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia through a Luxembourg-based organization that we refer to as “UPC DTH.” Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. The European Operations Division’s central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions, and (iii) intersegment eliminations within the European Operations Division. In Chile, the VTR Group includes VTR GlobalCom, which provides video, broadband internet and fixed-line telephony services, and VTR Wireless, which provides mobile services through a third-party wireless access arrangement. Our corporate and other category includes (a) less significant consolidated operating segments that provide (1) broadband communications services in Puerto Rico and (2) programming and other services primarily in Europe and Latin America and (b) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2013, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2012 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2012 and 2013 in our rebased amounts for the three months and year ended December 31, 2012 to the same extent that the revenue and OCF of such entities are included in our results for the three months and year ended December 31, 2013 and (ii) reflect the translation of our rebased amounts for the three months and year ended December 31, 2012 at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2013. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended December 31, 2012 include Virgin Media, OneLink and two small entities. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the year ended December 31, 2012 include Virgin Media, OneLink and five small entities. We have reflected the revenue and OCF of the acquired entities in our 2012 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between Generally Accepted Accounting Principles in the United States (“GAAP”) and local generally accepted accounting principles, (ii) any significant effects of acquisition accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

Revenue	Three months ended		Increase		Increase
	December 31,		(decrease)		(decrease)
	2013	2012	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
U.K. (Virgin Media)	$1,665.0	$—	$1,665.0	N.M.	0.4
Germany (Unitymedia KabelBW)	675.1	615.4	59.7	9.7	4.6
Belgium (Telenet)	569.7	513.3	56.4	11.0	5.8
The Netherlands	319.0	314.4	4.6	1.5	(3.2)
Switzerland	350.1	325.5	24.6	7.6	4.2
Other Western Europe	233.0	220.1	12.9	5.9	1.0
Total Western Europe	3,811.9	1,988.7	1,823.2	91.7	2.0
Central and Eastern Europe	292.8	285.9	6.9	2.4	0.4
Central and other	33.7	29.9	3.8	12.7	*
Total European Operations Division	4,138.4	2,304.5	1,833.9	79.6	1.9
Chile (VTR Group)	243.7	248.3	(4.6)	(1.9)	6.2
Corporate and other	93.4	74.6	18.8	25.2	*
Intersegment eliminations	(7.5)	(7.5)	—	N.M.	*
Total	$4,468.0	$2,619.9	$1,848.1	70.5	2.1

Supplemental Information:
Total Liberty Global (excluding Virgin Media)					3.1

	Year ended		Increase		Increase
	December 31,		(decrease)		(decrease)
	2013	2012	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
U.K. (Virgin Media) (a)	$3,653.7	$—	$3,653.7	N.M.	1.1
Germany (Unitymedia KabelBW)	2,559.2	2,311.0	248.2	10.7	7.2
Belgium (Telenet)	2,185.9	1,918.0	267.9	14.0	10.3
The Netherlands	1,242.4	1,229.1	13.3	1.1	(2.2)
Switzerland	1,332.1	1,259.8	72.3	5.7	4.4
Other Western Europe	898.7	848.4	50.3	5.9	2.6
Total Western Europe	11,872.0	7,566.3	4,305.7	56.9	4.1
Central and Eastern Europe	1,141.2	1,115.7	25.5	2.3	0.1
Central and other	130.4	117.0	13.4	11.5	*
Total European Operations Division	13,143.6	8,799.0	4,344.6	49.4	3.7
Chile (VTR Group)	991.6	940.6	51.0	5.4	7.4
Corporate and other	374.3	224.1	150.2	67.0	*
Intersegment eliminations	(35.3)	(32.9)	(2.4)	N.M.	*
Total	$14,474.2	$9,930.8	$4,543.4	45.8	3.9

Supplemental Information:
Total Liberty Global (excluding Virgin Media)					4.8
Virgin Media (for full period)					1.9
Combined (with Virgin Media for full period)					3.7

* - Omitted; N.M. - Not Meaningful
________________________

(a)	Reflects the post-acquisition revenue of Virgin Media from June 8, 2013 through December 31, 2013.

Operating Cash Flow	Three months ended		Increase		Increase
	December 31,		(decrease)		(decrease)
	2013	2012	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
U.K. (Virgin Media)	$686.6	$—	$686.6	N.M.	(3.9)
Germany (Unitymedia KabelBW)	420.5	366.2	54.3	14.8	9.4
Belgium (Telenet)	257.3	227.3	30.0	13.2	7.8
The Netherlands	189.5	191.9	(2.4)	(1.3)	(5.8)
Switzerland	206.1	185.2	20.9	11.3	7.7
Other Western Europe	121.1	110.0	11.1	10.1	5.1
Total Western Europe	1,881.1	1,080.6	800.5	74.1	2.0
Central and Eastern Europe	140.9	144.9	(4.0)	(2.8)	(4.5)
Central and other	(58.6)	(46.2)	(12.4)	(26.8)	*
Total European Operations Division	1,963.4	1,179.3	784.1	66.5	1.0
Chile (VTR Group)	97.1	82.2	14.9	18.1	27.9
Corporate and other	(19.0)	(24.5)	5.5	22.4	*
Intersegment eliminations	10.7	9.7	1.0	N.M.	*
Total	$2,052.2	$1,246.7	$805.5	64.6	2.3

Supplemental Information:
Total Liberty Global (excluding Virgin Media)					5.7

	Year ended		Increase		Increase
	December 31,		(decrease)		(decrease)
	2013	2012	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
U.K. (Virgin Media) (a)	$1,524.9	$—	$1,524.9	N.M.	(0.7)
Germany (Unitymedia KabelBW)	1,541.1	1,364.3	176.8	13.0	9.3
Belgium (Telenet)	1,049.4	940.7	108.7	11.6	8.0
The Netherlands	721.7	737.1	(15.4)	(2.1)	(5.3)
Switzerland	778.3	717.9	60.4	8.4	7.0
Other Western Europe	445.3	407.7	37.6	9.2	5.7
Total Western Europe	6,060.7	4,167.7	1,893.0	45.4	4.0
Central and Eastern Europe	548.5	555.1	(6.6)	(1.2)	(3.1)
Central and other	(203.1)	(161.6)	(41.5)	(25.7)	*
Total European Operations Division	6,406.1	4,561.2	1,844.9	40.4	2.9
Chile (VTR Group)	353.6	314.2	39.4	12.5	14.9
Corporate and other	(63.8)	(83.1)	19.3	23.2	*
Intersegment eliminations	44.8	38.6	6.2	N.M.	*
Total	$6,740.7	$4,830.9	$1,909.8	39.5	3.3

Supplemental Information:
Total Liberty Global (excluding Virgin Media)					4.5
Virgin Media (for full period)					3.4
Combined (with Virgin Media for full period)					4.1

* - Omitted; N.M. - Not Meaningful
________________________

(a)	Reflects the post-acquisition OCF of Virgin Media from June 8, 2013 through December 31, 2013.

Operating Cash Flow Definition and Reconciliation

Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items). Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available U.S. GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012
	in millions
Total segment operating cash flow from continuing operations	$2,052.2	$1,246.7	$6,740.7	$4,830.9
Share-based compensation expense	(82.9)	(21.3)	(300.7)	(110.1)
Depreciation and amortization	(1,354.8)	(672.5)	(4,276.4)	(2,661.5)
Release of litigation provision	—	—	146.0	—
Impairment, restructuring and other operating items, net	(96.9)	(39.4)	(297.5)	(76.2)
Operating income	$517.6	$513.5	$2,012.1	$1,983.1

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table1 details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at December 31, 2013:

		Capital	Debt & Capital	Cash
		Lease	Lease	and Cash
	Debt[2]	Obligations	Obligations	Equivalents
	in millions
Liberty Global and its non-operating subsidiaries	$2,462.1	$36.7	$2,498.8	$1,494.6
Virgin Media[3]	13,623.0	373.5	13,996.5	49.3
UPC Holding (excluding VTR Group)	13,417.4	32.4	13,449.8	645.4
Unitymedia KabelBW	7,701.4	952.0	8,653.4	18.7
Telenet	4,874.0	451.2	5,325.2	295.2
Liberty Puerto Rico	665.0	1.6	666.6	9.5
VTR Group[4]	113.1	0.9	114.0	162.8
Other operating subsidiaries	—	—	—	26.4
Total Liberty Global	$42,856.0	$1,848.3	$44,704.3	$2,701.9

Property and Equipment Additions and Capital Expenditures

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012
	in millions, except % amounts
Customer premises equipment	$247.0	$205.2	$1,101.9	$896.1
Scalable infrastructure	210.5	137.9	604.5	387.6
Line extensions	108.5	79.3	367.1	261.6
Upgrade/rebuild	138.4	85.4	434.6	350.5
Support capital & other	235.6	121.2	653.5	362.8
Property and equipment additions	940.0	629.0	3,161.6	2,258.6
Assets acquired under capital-related vendor financing arrangements	(207.5)	(94.2)	(573.5)	(246.5)
Assets acquired under capital leases	(34.7)	(17.6)	(143.0)	(63.1)
Changes in current liabilities related to capital expenditures	(7.3)	(93.5)	36.4	(80.7)
Capital expenditures[5]	$690.5	$423.7	$2,481.5	$1,868.3

Property and equipment additions as % of revenue	21.0%	24.0%	21.8%	22.7%
Capital expenditures as % of revenue	15.5%	16.2%	17.1%	18.8%
_________________________________

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

[2]	Debt amounts for UPC Holding and Telenet include senior secured notes issued by special purpose entities that are consolidated by each.

[3]
Represents cash and cash equivalents held by the Virgin Media Borrowing Group, which includes Virgin Media Investment Holdings Limited and certain other subsidiaries of Virgin Media, Inc. as borrowers and guarantors. The $519 million of cash and cash equivalents of Virgin Media, Inc., which is not a part of the Virgin Media Borrowing Group, are included in the amount shown for Liberty Global and its non-operating subsidiaries.

[4]	Of these amounts, VTR Wireless accounts for $113 million of the debt and $133 million of the cash of the VTR Group.

[5]
The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Free Cash Flow and Adjusted Free Cash Flow Definition and Reconciliation

We define free cash flow as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of share-based incentive awards and (ii) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, less (a) capital expenditures, as reported in our consolidated statements of cash flows, (b) principal payments on vendor financing obligations and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We also present Adjusted FCF, which adjusts FCF to eliminate the incremental FCF deficit associated with the VTR Wireless mobile initiative and certain financing and other costs associated with the Virgin Media acquisition. We believe that our presentation of free cash flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Free cash flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP measures of liquidity included in our consolidated statements of cash flows. The following table provides the reconciliation of our continuing operations' net cash provided by operating activities to FCF and Adjusted FCF for the indicated periods:

	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012
	in millions
Net cash provided by operating activities of our continuing operations	$1,469.2	$1,034.4	$3,921.0	$2,837.5
Excess tax benefits from share-based compensation[6]	39.3	3.0	41.0	6.7
Cash payments for direct acquisition and disposition costs[7]	7.8	12.0	61.0	31.5
Capital expenditures	(690.5)	(424.1)	(2,481.5)	(1,868.3)
Principal payments on vendor financing obligations	(54.7)	(44.8)	(320.4)	(104.7)
Principal payments on certain capital leases	(48.1)	(8.1)	(95.8)	(17.5)
FCF	$723.0	$572.4	$1,125.3	$885.2
FCF	$723.0	$572.4	$1,125.3	$885.2
Virgin Media acquisition adjustments[8]	64.7	—	97.0	—
FCF deficit of VTR Wireless	19.3	28.3	113.5	139.8
Adjusted FCF	$807.0	$600.7	$1,335.8	$1,025.0

______________________________________

[6]
Excess tax benefits from share-based compensation represent the excess of tax deductions over the related financial reporting share-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease to cash flows from operating activities in our consolidated cash flow statements.

7    Represents costs paid during the period to third parties directly related to acquisitions and dispositions.

[8]	Represents costs associated with the Virgin Media acquisition consisting of (i) cash paid of $84.5 million related to the pre-acquisition costs of the new Virgin Media capital structure, including $64.7 million paid in Q4 representing the interest expense that accrued during the pre-acquisition period on acquisition debt that we incurred in February 2013, and (ii) cash paid of $12.5 million during the second quarter of 2013 for withholding taxes associated with certain intercompany transactions completed in connection with the Virgin Media acquisition.

Combined Free Cash Flow, Adjusted Free Cash Flow and Operating Cash Flow Reconciliation

The combined amounts presented below have been included in this release to provide a means for comparison. The Liberty Global amounts presented below are on a reported basis, including Virgin Media for the post-acquisition period from June 8, 2013 to December 31, 2013. The Virgin Media pre-acquisition amounts presented below are on a reported basis for the period from January 1, 2013 to June 7, 2013 and for the year ended December 31, 2012, as adjusted to conform to the FCF, Adjusted FCF and OCF definitions of Liberty Global as set forth earlier. The Virgin Media pre-acquisition amounts have been converted at the average GBP/USD foreign exchange rate for the pre-acquisition periods in 2013 and 2012 as applicable. The combined Liberty Global/Virgin Media results have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the combined Liberty Global/Virgin Media results are not necessarily indicative of the FCF, Adjusted FCF and OCF that would have occurred if the Liberty Global/Virgin Media transaction had occurred on the dates assumed for purposes of calculating the combined results, or the FCF, Adjusted FCF and OCF that will occur in the future. The below FCF and Adjusted FCF table should be read in conjunction with the information included in the footnotes to the tables on page 16.

	Year ended			Year ended
	December 31, 2013			December 31, 2012
	Liberty Global	Virgin Media Pre-acquisition	Combined	Liberty Global	Virgin Media	Combined
	in millions
Net cash provided by operating activities of our continuing operations	$3,921.0	$906.1	$4,827.1	$2,837.5	$1,901.6	$4,739.1
Excess tax benefits from share-based compensation	41.0	—	41.0	6.7	—	6.7
Cash payments for direct acquisition and disposition costs	61.0	80.0	141.0	31.5	—	31.5
Capital expenditures	(2,481.5)	(483.1)	(2,964.6)	(1,868.3)	(1,241.0)	(3,109.3)
Principal payments on vendor financing obligations	(320.4)	—	(320.4)	(104.7)	—	(104.7)
Principal payments on certain capital leases	(95.8)	(69.4)	(165.2)	(17.5)	(154.9)	(172.4)
FCF	$1,125.3	$433.6	$1,558.9	$885.2	$505.7	$1,390.9

FCF	$1,125.3	$433.6	$1,558.9	$885.2	$505.7	$1,390.9
Virgin Media acquisition adjustments	97.0	—	97.0	—	—	—
FCF deficit of VTR Wireless	113.5	—	113.5	139.8	—	139.8
Adjusted FCF	$1,335.8	$433.6	$1,769.4	$1,025.0	$505.7	$1,530.7

	Year ended
	December 31, 2013
	Liberty Global	Virgin Media Pre-acquisition	Combined
	in millions

Revenue	$14,474.2	$2,790.1	$17,264.3

OCF	$6,740.7	$1,126.1	$7,866.8
Share-based compensation	(300.7)	(33.8)	(334.5)
Depreciation and amortization	(4,276.4)	(667.1)	(4,943.5)
Release of litigation provision	146.0	—	146.0
Impairment, restructuring and other	(297.5)	(78.5)	(376.0)
Operating income	$2,012.1	$346.7	$2,358.8

ARPU per Customer Relationship
The following table provides ARPU per customer relationship9 for the indicated periods:

	Three months ended December 31,				%	FX-Neutral
	2013		2012		Change	% Change[11]
Liberty Global Consolidated[10]		$48.14		$37.90	27.0%	23.3%
European Operations Consolidated[10]		€34.56		€27.54	25.5%	26.2%
U.K. (Virgin Media)		£48.21		£—	—	—
Germany (Unitymedia KabelBW)		€20.79		€19.51	6.6%	6.6%
Belgium (Telenet)		€49.49		€48.11	2.9%	2.9%
Other Europe		€29.47		€28.91	1.9%	3.1%
VTR	CLP	31,573	CLP	30,830	2.4%	2.4%

Mobile Statistics12
The following tables provide ARPU per mobile subscriber13 and mobile subscribers for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended December 31,		%	FX-Neutral
	2013	2012	Change	% Change[11]
Liberty Global Consolidated:[10]
Excluding interconnect revenue	$20.82	$21.05	(1.1)%	(4.4)%
Including interconnect revenue	$25.94	$29.24	(11.3)%	(14.3)%

	Mobile Subscribers
	Dec. 31, 2013	Sept. 30, 2013
European Operations:
U.K. (Virgin Media)[14]	2,990,200	3,031,900
Germany (Unitymedia KabelBW)	239,500	196,900
Belgium (Telenet)	750,500	712,900
The Netherlands	3,000	4,700
Total Western Europe	3,983,200	3,946,400
Poland	16,500	19,000
Hungary	7,700	6,100
Total CEE	24,200	25,100
Total European Operations	4,007,400	3,971,500
VTR Wireless (Chile)	71,300	79,900
Grand Total	4,078,700	4,051,400
_________________________________

[9]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees, interconnect and mobile services revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for the Liberty Global Consolidated, the European Operations Division and Other Europe are not adjusted for currency impacts. ARPU per customer relationship amounts reported for periods ended prior to January 1, 2013 have not been restated to reflect the April 1, 2013 change in our reporting of DSL internet and telephony RGUs in Austria, which we no longer include in our ARPU calculations.

[10]	The December 31, 2012 amounts do not include the impact of the Virgin Media acquisition.

[11]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

[12]	Please see page 7 for the definition of mobile subscriber.

[13]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation, handset fees and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

[14]
During Q4 2013, we reduced Virgin Media’s mobile subscriber count by 39,900 inactive SIM cards that were previously included in our mobile subscriber count. The adjustment, which does not impact revenue, consists of 31,500 postpaid mobile subscribers and 8,400 prepaid mobile subscribers.

RGUs, Customers and Bundling

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at December 31, 2013, September 30, 2013 and December 31, 2012:15

	Dec. 31, 2013	Sept. 30, 2013	Dec. 31, 2012	Q4’13 / Q3’13 (% Change)	Q4’13 / Q4’12 (% Change)
Total RGUs
Total Video RGUs	21,787,600	21,828,400	18,308,500	(0.2%)	19.0%
Total Broadband Internet RGUs	14,365,000	14,094,600	9,244,300	1.9%	55.4%
Total Telephony RGUs	12,115,200	11,924,500	7,281,700	1.6%	66.4%
Liberty Global Consolidated	48,267,800	47,847,500	34,834,500	0.9%	38.6%

Total Customers
European Operations Division	23,024,500	23,009,000	18,373,000	0.1%	25.3%
VTR	1,199,800	1,193,800	1,144,400	0.5%	4.8%
Other	272,800	271,000	270,800	0.7%	0.7%
Liberty Global Consolidated	24,497,100	24,473,800	19,788,200	0.1%	23.8%

Total Single-Play Customers	10,646,000	10,825,000	10,727,200	(1.7%)	(0.8%)
Total Double-Play Customers	3,931,400	3,924,000	3,075,700	0.2%	27.8%
Total Triple-Play Customers	9,919,700	9,724,800	5,985,300	2.0%	65.7%

% Double-Play Customers
European Operations Division	15.7%	15.7%	15.0%	—	4.7%
VTR	21.1%	20.8%	20.7%	1.4%	1.9%
Liberty Global Consolidated	16.0%	16.0%	15.5%	—	3.2%

% Triple-Play Customers
European Operations Division	40.2%	39.4%	29.4%	2.0%	36.7%
VTR	46.3%	46.7%	46.1%	(0.9%)	0.4%
Liberty Global Consolidated	40.5%	39.7%	30.2%	2.0%	34.1%

RGUs per Customer Relationship
European Operations Division	1.96	1.95	1.74	0.5%	12.6%
VTR	2.14	2.14	2.13	—	0.5%
Liberty Global Consolidated	1.97	1.96	1.76	0.5%	11.9%

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[15]	The December 31, 2012 amounts do not include the impact of the Virgin Media acquisition.

	Consolidated Operating Data — December 31, 2013
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Internet Subscribers(9)	Telephony Subscribers(10)

European Operations Division:
U.K.	12,520,100	12,520,100	4,908,500	12,261,700	—	3,749,600	—	—	3,749,600	4,375,700	4,136,400
Germany	12,634,300	12,295,200	7,069,800	11,698,500	4,366,500	2,234,900	—	—	6,601,400	2,579,600	2,517,500
Belgium	2,893,800	2,893,800	2,092,500	4,622,400	601,100	1,491,400	—	—	2,092,500	1,464,900	1,065,000
The Netherlands(11)	2,838,600	2,825,300	1,633,900	3,683,000	523,900	1,108,100	—	—	1,632,000	1,068,100	982,900
Switzerland(11)	2,145,300	1,875,100	1,455,200	2,538,700	764,700	651,700	—	—	1,416,400	663,800	458,500
Austria	1,326,000	1,326,000	642,700	1,304,500	181,400	342,800	—	—	524,200	432,100	348,200
Ireland	859,600	748,600	533,000	1,059,700	51,100	338,300	—	38,500	427,900	338,300	293,500
Total Western Europe	35,217,700	34,484,100	18,335,600	37,168,500	6,488,700	9,916,800	—	38,500	16,444,000	10,922,500	9,802,000
Poland	2,717,700	2,616,300	1,436,600	2,673,000	387,000	848,300	—	—	1,235,300	915,900	521,800
Hungary	1,539,300	1,524,000	1,050,800	1,862,600	257,300	376,900	264,600	—	898,800	518,300	445,500
Romania	2,272,600	2,080,300	1,188,300	1,842,900	364,100	477,700	341,000	—	1,182,800	381,000	279,100
Czech Republic	1,359,400	1,257,700	725,600	1,189,000	81,600	379,200	106,800	—	567,600	440,000	181,400
Slovakia	501,200	478,300	287,600	431,200	59,100	133,000	66,500	600	259,200	109,400	62,600
Total CEE	8,390,200	7,956,600	4,688,900	7,998,700	1,149,100	2,215,100	778,900	600	4,143,700	2,364,600	1,490,400
Total Europe	43,607,900	42,440,700	23,024,500	45,167,200	7,637,800	12,131,900	778,900	39,100	20,587,700	13,287,100	11,292,400

Chile	2,927,300	2,406,100	1,199,800	2,564,800	134,800	854,600	—	—	989,400	885,700	689,700
Puerto Rico	704,600	704,600	272,800	535,800	—	210,500	—	—	210,500	192,200	133,100

Grand Total	47,239,800	45,551,400	24,497,100	48,267,800	7,772,600	13,197,000	778,900	39,100	21,787,600	14,365,000	12,115,200

	Subscriber Variance Table - December 31, 2013 vs. September 30, 2013
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Internet Subscribers(9)	Telephony Subscribers(10)

European Operations Division:
U.K.	(11,400)	(11,400)	15,700	31,200	—	(3,600)	—	—	(3,600)	39,100	(4,300)
Germany	13,400	77,900	(1,100)	135,500	(47,000)	20,600	—	—	(26,400)	88,900	73,000
Belgium	6,300	6,300	(900)	57,800	(25,700)	24,800	—	—	(900)	22,800	35,900
The Netherlands(11)	5,000	5,100	(21,200)	100	(27,900)	6,600	—	—	(21,300)	14,500	6,900
Switzerland(11)	16,300	13,400	(14,500)	13,600	(44,700)	30,700	—	—	(14,000)	16,400	11,200
Austria	4,400	20,400	1,500	13,500	(2,900)	1,600	—	—	(1,300)	8,100	6,700
Ireland	(600)	2,500	(1,700)	19,700	(2,900)	1,600	—	(1,700)	(3,000)	8,300	14,400
Total Western Europe	33,400	114,200	(22,200)	271,400	(151,100)	82,300	—	(1,700)	(70,500)	198,100	143,800
Poland	17,900	31,200	2,100	17,600	(40,800)	25,300	—	—	(15,500)	27,500	5,600
Romania	3,500	3,600	7,400	37,600	(10,200)	15,100	3,000	—	7,900	11,600	18,100
Hungary	10,500	46,100	27,900	64,100	(16,800)	21,100	23,500	—	27,800	20,100	16,200
Czech Republic	4,200	7,900	(1,700)	1,000	3,600	(2,700)	1,000	—	1,900	2,100	(3,000)
Slovakia	3,500	7,400	2,000	5,600	(5,700)	3,300	4,300	(100)	1,800	1,900	1,900
Total CEE	39,600	96,200	37,700	125,900	(69,900)	62,100	31,800	(100)	23,900	63,200	38,800
Total Europe	73,000	210,400	15,500	397,300	(221,000)	144,400	31,800	(1,800)	(46,600)	261,300	182,600

Chile	21,700	22,400	6,000	6,300	(5,800)	10,100	—	—	4,300	5,000	(3,000)
Puerto Rico	300	300	1,800	16,700	—	1,500	—	—	1,500	4,100	11,100

Grand Total	95,000	233,100	23,300	420,300	(226,800)	156,000	31,800	(1,800)	(40,800)	270,400	190,700

Organic Change Summary:
Europe (excl. U.K., DE and BE)	52,800	109,800	(2,900)	166,500	(156,200)	102,600	31,800	(1,800)	(23,600)	110,500	79,600
U.K.	6,100	6,100	20,300	35,800	—	1,000	—	—	1,000	39,100	(4,300)
Germany	13,400	77,900	(1,100)	135,500	(47,000)	20,600	—	—	(26,400)	88,900	73,000
Belgium	6,300	6,300	(900)	52,100	(31,400)	24,800	—	—	(6,600)	22,800	35,900
Total Europe	78,600	200,100	15,400	389,900	(234,600)	149,000	31,800	(1,800)	(55,600)	261,300	184,200
Chile	21,700	22,400	6,000	6,300	(5,800)	10,100	—	—	4,300	5,000	(3,000)
Puerto Rico	300	300	1,800	16,700	—	1,500	—	—	1,500	4,100	11,100
Total Organic Change	100,600	222,800	23,200	412,900	(240,400)	160,600	31,800	(1,800)	(49,800)	270,400	192,300

Q4 2013 Adjustments:
Acquisition - Switzerland	13,100	11,800	8,200	9,800	9,800	—	—	—	9,800	—	—
U.K. adjustments	(17,500)	(17,500)	(4,600)	(4,600)	—	(4,600)	—	—	(4,600)	—	—
Belgium adjustments	—	—	—	5,700	5,700	—	—	—	5,700	—	—
Austria adjustments	—	16,000	(1,600)	(1,600)	—	—	—	—	—	—	(1,600)
Poland adjustments	(1,200)	—	(1,900)	(1,900)	(1,900)	—	—	—	(1,900)	—	—
Net Adjustments	(5,600)	10,300	100	7,400	13,600	(4,600)	—	—	9,000	—	(1,600)

Net Adds (Reductions)	95,000	233,100	23,300	420,300	(226,800)	156,000	31,800	(1,800)	(40,800)	270,400	190,700

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 11) we do not report homes passed for Switzerland's and the Netherlands' partner networks.

(2)	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships. For Belgium, Customer Relationships only include customers who subscribe to an analog or digital cable service due to billing system limitations.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our December 31, 2013 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers in the U.K., Belgium, Germany, Chile, Poland, Hungary and the Netherlands of 2,990,200, 750,500, 239,500, 71,300, 16,500, 7,700 and 3,000, respectively. Our mobile subscriber count represents the number of active SIM cards in service.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. Our Analog Cable Subscriber counts also include subscribers who may use a purchased set-top box or other means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are not encrypted in certain portions of our footprint and the use of purchased digital set-top boxes in Belgium. In Europe, we have approximately 108,100 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in the respective Digital Cable Subscriber counts. Subscribers to digital cable services provided by our operations in Switzerland and the Netherlands over partner networks receive analog cable services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 134,800 asymmetric digital subscriber line (“ADSL”) subscribers within our U.K. segment and 73,800 digital subscriber line (“DSL”) subscribers within our Austria segment that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Analog and Digital Cable Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 27,600 subscribers who have requested and received a modem that enables the receipt of this 2 Mbps internet service.

(10)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 94,800 and 53,700 subscribers within our segments in the U.K. and Austria, respectively, that are not serviced over our networks.

(11)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At December 31, 2013, Switzerland's partner networks account for 131,700 Customer Relationships, 261,500 RGUs, 98,200 Digital Cable Subscribers, 95,200 Internet Subscribers, and 68,100 Telephony Subscribers.

Additional General Notes to Tables:

All of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and Puerto Rico and certain commercial establishments in Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.